SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  November 11, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267             84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction               File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)               (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release; dated November 11, 1998, the text of which follows:

     Denver, Colorado - November 11, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported its third quarter operating results. Average daily production for the quarter ended September 30, 1998 was 23.0 million cubic feet of natural gas equivalents ("MMcfe"), a 142% increase over third quarter 1997's average daily production of 9.5 MMcfe and a 37% increase over second quarter 1998's average daily production of 16.8 MMcfe. During third quarter 1998, Mallon drilled 13 wells, completed 11 wells and recompleted 14 wells, compared to a total during third quarter 1997 of 7 wells drilled, 6 wells completed and 6 wells recompleted.

     Kevin M. Fitzgerald, Executive Vice President, said, "Our third quarter production increased significantly, even though our gas sweetening plant was not fully operational for three weeks during the quarter. Despite the higher production, our earnings and cash flow were adversely affected primarily by depressed oil and gas prices and secondarily by slightly higher lease operating expenses."

     Mallon reported a net loss for third quarter 1998 of $232,000 on revenues of $3,636,000, compared to a net loss for third quarter 1997 of $248,000 on revenues of $2,014,000. The net loss attributable to common shareholders for third quarter 1998 was $262,000 ($0.04 per basic share) compared to a net loss attributable to common shareholders for third quarter 1997 of $278,000 ($0.06 per basic share). Total revenues for third quarter 1998 increased by $1,622,000 (81%) compared to third quarter 1997 and by $709,000 (24%) compared to second quarter 1998. The average oil price realized per barrel for third quarter 1998 was $12.69, a 33% decrease from the third quarter 1997 average of $19.08, and a 4% decrease from the second quarter 1998 average of $13.21. The average gas price realized per Mcf for third quarter 1998 was $1.64, a 9% decrease from the third quarter 1997 average of $1.81 and a 10% decrease from the second quarter 1998 average of $1.82. Operating cash flow for third quarter 1998 was $1,231,000, up 90% from $648,000 for third quarter 1997 and up 17% from $1,056,000 for second quarter 1998.

     For the first nine months of 1998, Mallon reported a net loss attributable to common shareholders of $435,000 ($0.06 per basic share) on revenues of $9,688,000, compared to a net loss attributable to common shareholders of $1,275,000 ($0.28 per basic share) on revenues of $5,853,000 for the first nine months of 1997. Cash flow from operations increased to $3,605,000 in the first nine months of 1998 from $1,732,000 in the first nine months of 1997.

     George O. Mallon, Jr., Chairman of the Board and President, stated, "Despite the difficult industry environment, we continue to enjoy excellent success in developing our low risk, multi-pay properties in New Mexico, particularly in the East Blanco area, where we are in the midst of an aggressive drilling and recompletion program. We recently acquired additional acreage that tripled our position to 62,000 acres in East Blanco, and we expect to begin drilling the new acreage by December.

     The preceding information contains forward-looking statements, the realization of which cannot be assured. Actual results may differ significantly from those forecast. The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business generally (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, uncertainties relating to geologic models and evaluations, the effects of competition and extensive environmental regulation, and other factors, many of which are necessarily beyond the Company's control. These and other risk factors that affect the Company's business are discussed in the Company's 1997 Annual Report.



SELECTED FINANCIAL AND OPERATING DATA

                                                 For the Three Months    For the Nine Months
(In thousands, except per unit data)             Ended September 30,     Ended September 30,
(Unaudited)                                      1998         1997       1998         1997
Selected Results:
Revenues                                         $ 3,636     $ 2,014     $ 9,688     $ 5,853
Costs and expenses                                 3,868       2,142      10,033       6,094
Net loss                                            (232)       (248)       (345)       (717)
Net loss attributable to common shareholders        (262)       (278)       (435)     (1,275)
Basic net loss per share attributable to
   common shareholders                             (0.04)      (0.06)      (0.06)      (0.28)
EBITDA (A)                                         1,535         621       4,039       1,489
EBITDA per basic share                              0.22        0.13        0.58        0.33
Cash flow (B)                                      1,231         648       3,605       1,732
Cash flow per basic share                           0.18        0.14        0.51        0.38
Basic weighted average shares outstanding (C)      7,025       4,695       7,012       4,576

Other Operating Data:
Net Production
   Oil (MBbls)                                        51          50         180         131
   Gas (MMcf)                                      1,810         575       4,056       1,553
   MBOE                                              353         146         856         390
   MMcfe                                           2,116         875       5,136       2,339
Average realized sales price
   Oil ($/Bbl)                                    $12.69      $19.08      $13.46      $20.15
   Gas ($/Mcf)                                     $1.64       $1.81       $1.77       $2.04
   BOE ($/BOE)                                    $10.25      $13.66      $11.22      $14.89
   Mcfe ($/Mcfe)                                   $1.71       $2.28       $1.87       $2.48


(A) EBITDA is earnings before income taxes, interest expense, depreciation, depletion, amortization and impairment.
(B) Cash flow from operating activities before working capital adjustments.
(C) Because the Company is in a loss position, all common stock equivalents are anti-dilutive. Therefore, only basic share and per share information has been presented.

     Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".

                              Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mallon Resources Corporation


November 30, 1998             __/s/ Roy K. Ross_____________________
                              Roy K. Ross, Executive Vice President